Exhibit 8.1

November 16, 2004

Board of Directors

Getty Images, Inc.

601 North 34th Street

Seattle, WA 98103

Ladies & Gentlemen:

You have requested our opinion regarding the material United States federal income tax consequences of the contemplated offer by Getty Images, Inc. (the “Company”) to issue and exchange up to $265,000,000 principal amount of its new 0.5% convertible subordinated debentures, Series B, due 2023 plus up to $331,250 in cash ($1.25 per $1,000 principal amount) for its outstanding 0.5% convertible subordinated debentures due 2023 (the “Exchange Offer”).

In formulating our opinion, we examined such documents as we deemed appropriate, including the Company’s offering memorandum dated June 3, 2003 in respect of its 0.5% convertible subordinated debentures due 2023 and the Registration Statement on Form S-4, initially filed by the Company with the Securities and Exchange Commission on November 1, 2004, in respect of its 0.5% convertible subordinated debentures, Series B, due 2023 (the “Registration Statement”). In addition, we have obtained such additional information and evaluations as we deemed relevant and necessary through consultation with various officers and representatives of the Company and financial advisors to the Company. Any capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Exchange Offer set forth in the Registration Statement and (2) the consummation of the Exchange Offer in the manner contemplated by, and in accordance with the terms set forth in, the Registration Statement.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that the material United States federal income tax consequences of the Exchange Offer are described in the

Board of Directors, Getty Images, Inc.

November 16, 2004

Registration Statement under the heading “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Exchange Offer, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

This opinion supersedes the opinion, dated November 1, 2004, delivered to the Company and included as Exhibit 8.1 to the Registration Statement as filed with the Securities and Exchange Commission on November 1, 2004. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm therein.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP